EXHIBIT 10.18

October 31, 2001

Mr. Ron Artale
2 Silversmith Drive
Danbury, CT 06811

Dear Mr. Artale:

I am pleased to offer you a position with Large Scale Biology Corporation as Senior Vice President and Chief Financial Officer beginning on November 1, 2001. Your monthly salary will be $18,334.00, which is paid monthly on the last workday of the month. You will report to John Fowler, President.

You will also receive a non-statutory stock option to purchase 400,000 shares of LSBC stock, subject to the provisions of the LSBC Employee Stock Plan, with an exercise price equal to the Nasdaq closing price of LSBC common stock on November 1, 2001. These stock options will vest in equal quarterly installments during your employment over a period of three years, except that the options shall vest completely if LSBC is acquired or merged in a corporate transaction. You will also participate with senior management in future stock option grants consistent with merit and/or service requirements and other policy of the Board of Directors and/or Compensation Committee for granting such options.

LSBC will provide a one-bedroom apartment in the Vacaville area for a period not to exceed twelve (12) months. The Company will provide basic furnishings and housewares for the apartment. The Company will pay for reasonable airfare to and from your home in Connecticut every other week during this 12-month period.

This offer is supplemented by a relocation program. LSBC will assist you in a move to the Vacaville area by providing the following relocation benefits:

Movement of household goods:  This will be scheduled through Olson & Fielding Moving Services. They will arrange the estimates and the scheduling of the movement of your household goods which will include full packing, full value replacement insurance up to $100,000 in value which covers the loss of personal property in the event of damage during the move. The Company will directly pay this expense. The Company will pay the movement of up to two (2) automobiles. Any other vehicles including boats, RV’s, motorcycles, etc. will be moved at the employee’s own expense.

Other relocation and miscellaneous expenses:  An amount of $20,000 will be paid as a lump sum, less any legally required withholdings, to be expensed at your discretion to cover any and all other relocation-related expenses. Such expenses would include, but may not be limited to: cost of interim living expenses, hook-up of utilities, costs of motor vehicle license and registration, and closing costs for the purchase of your home. You agree to repay this amount immediately if you leave the Company within the first twelve months of employment with LSBC.

Ron Artale
November 1, 2001

Personal Loan:  To provide assistance for home purchase, LSBC will provide a personal loan in the amount of $20,000. This loan will be secured by a five-year forgivable Promissory Note with zero percent interest and must be initiated within 12 months of your employment. I can provide you with additional information about this loan at your request. Generally, it is secured against an employee’s residence as a second or third mortgage and there is a payback provision should you leave LSBC before the end of the five-year period. Please note that since this is a secured loan, this money generally cannot be used as the down payment on your home.

As a condition of employment, you will be required to sign the enclosed Proprietary Information and Inventions Agreement and Insiders Trading Policy. Please read them carefully and feel free to ask any questions you have concerning this agreement. In addition, there is a federal government requirement that all new employees provide proof of either U.S. citizenship or of the legal right to work in the U.S. In accordance with this requirement, LSBC will maintain a Form I-9 and require you to provide two valid means of identification on your first day of employment.

As part of your total compensation package, LSBC will provide a benefits program that includes medical, dental and vision insurance for you and your eligible dependents and an additional number of insurance plans as outlined below. Currently, the premiums for all insurance benefits including the Basic Life and AD&D, Business Travel and Accident and Long-Term Disability insurance plans are paid for entirely by LSBC. However, LSBC reserves the right to periodically review each of the policies and the costs of these plans and to change or delete policies or carriers and to decrease the Company’s contribution to the payment of premiums if, in its sole judgment, such action is warranted. Due to the eligibility terms of the medical program, there is up to a 30-60 day waiting period before you will be eligible for coverage. If you are currently enrolled in a health insurance plan, you may be eligible to continue that health insurance under COBRA for up to 18 months after leaving your current employer. If you continue any health insurance plan under COBRA, LSBC will reimburse you for those premium costs until you are eligible to begin coverage under the LSBC medical/dental program.

Upon the completion of 1,000 hours of employment, you will be eligible to participate in the Biosource Technologies 401(k) Plan which will provide you the opportunity to make pre-tax deferrals of up to 16% of base salary and receive a company matching contribution equal to 50% of the first 6% of your actual contributions subject to the maximum contribution limitations by IRS and the Plan. Enrollments are done on a quarterly basis on January 1, April 1, July 1 and October 1 of each year.

Your employment with LSBC is at-will and, therefore, may be terminated at any time, with or without cause or notice. While other terms and conditions of the employment relationship may from time to time change or be modified, the at-will relationship cannot be changed except by an express, written agreement signed by a corporate officer. As part of this offer, should you be terminated without cause, you will receive severance pay equivalent to twelve months salary at the time of termination, and your stock options will vest through the date of termination.

Ron Artale
November 1, 2001

This letter constitutes the entire agreement between you and LSBC regarding your employment and supersedes all previous offers, statements and representations. No other provisions for compensation or other benefits are implied.

Please indicate your acceptance of this offer by signing at the bottom of the page and returning it to me no later than November 1, 2001. All of us look forward to working with you at LSBC and trust that this offer will be acceptable to you.

Yours very truly,
LARGE SCALE BIOLOGY CORPORATION

/s/ Janice M. Brown

Janice M. Brown, PHR
Director of Human Resources

Enclosure

cc: B. Fitzpatrick

Agreed and accepted:

/s/ Ronald J. Artale Name	Date